Exhibit 99.1

RAINMAKER REPORTS RECORD Q307 REVENUE UP 56% YEAR-OVER-YEAR

Achieves Seventh Consecutive Profitable Quarter

Campbell, Calif., November 1, 2007 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today reported financial results for the 2007 third quarter ended September 30, 2007.

Third Quarter Financial Highlights:

•	Revenue grew to a record $19.1 million, up 56% year-over-year and 6% sequentially

•	Organic revenue growth of 20% year-over-year

•	GAAP net income of $158,000, or $0.01 per diluted share

•	Non-GAAP net income of $1.2 million, or $0.06 per diluted share

Rainmaker achieved record third quarter net revenue of $19.1 million, representing a 56% increase over net revenue of $12.2 million in the third quarter of 2006, and a 6% sequential increase from net revenue of $18.0 million in the second quarter of 2007.

Gross margin was 48% in the third quarter of 2007, compared to 49% in the third quarter of 2006, and 48% in the second quarter of 2007, reflecting increased investment to support business expansion with existing and new clients, and costs to integrate Qinteraction, which was acquired during the quarter.

Third quarter GAAP net income was $158,000, or $0.01 per diluted share, compared to GAAP net income of $869,000, or $0.06 per diluted share, for the third quarter of 2006, and GAAP net income of $570,000, or $0.03 per diluted share, in the second quarter of 2007.

Third quarter non-GAAP net income was $1.2 million, or $0.06 per diluted share. Non-GAAP net income excludes stock based compensation of $487,000, amortization of intangible assets from acquisitions of $847,000, and net revenue adjustments related to fair value purchase accounting of $16,000, net of the tax effect of these adjustments of $333,000. This compares to non-GAAP net income of $1.2 million, or $0.08 per diluted share, for the third quarter of 2006, and non-GAAP net income of $1.5 million, or $0.08 per diluted share, in the second quarter of 2007. See Exhibit A for a reconciliation of GAAP net income to non-GAAP net income.

Tax expense in the third quarter was $159,000, which includes foreign tax in the Philippines as a result of the acquisition of Qinteraction.

Third quarter 2007 diluted EPS results are based on 20.6 million weighted average shares outstanding, calculated using the treasury stock method.

Total shares outstanding at September 30, 2007 were approximately 19.8 million common shares, which includes approximately 630,000 unvested restricted shares. In addition, Rainmaker had 2.6 million unexercised options and warrants with a weighted average exercise price of approximately $4.95 per share.

Total cash and cash equivalents at September 30, 2007 were $39.5 million, compared with $47.8 million at June 30, 2007, reflecting cash used in the acquisition of Qinteraction.

Third Quarter Business Highlights

•	Launched ViewCentral 5.5 internationalized version of on-demand marketing and training solution

•	Recognized as one of the fastest growing companies in Silicon Valley by Deloitte and Touche

•	Renamed recently acquired Qinteraction to Rainmaker Asia and launched multiple client programs

“We are pleased to report strong revenue growth and our seventh consecutive profitable quarter, while achieving significant progress on many fronts,” said Michael Silton, CEO of Rainmaker Systems. “During the quarter, we closed our acquisition of Qinteraction, which we have now renamed Rainmaker Asia, and are already integrating these operations and leveraging the lower cost structure to run programs for several of our existing clients. We also continue to make significant progress with our ongoing efforts to increase our global capabilities and internationalize our technology to better support our increasingly global scale. Our continued investment in technology and our on-demand applications are enabling us to engage longer-term relationships with our clients across all our business, and we are in the beginning stages of ramping some new contract sales clients, which will start to have more revenue impact in 2008. While we are currently seeing lower volume in our shorter term projects within our lead development business, we are encouraged by the strength we are seeing in our longer term lead development deals and our contract sales business and we continue to see 2008 as a year of growth and increasing profits.”

Financial Guidance

Rainmaker is revising its financial guidance to grow full year 2007 revenue to $72.8 million to $73.1 million, representing growth of approximately 49% from 2006. This is down from its previously provided 2007 revenue guidance of $74 million to $75 million. This change is due to lower volume the Company is currently seeing in some of its shorter-term projects within its lead development business in the fourth quarter. Rainmaker estimates the fourth quarter could include another $200,000 to $300,000 in integration costs related to its acquisition of Qinteraction. Also, amortization of acquired intangibles is expected to increase to $975,000 in the fourth quarter to reflect the full quarter impact of Qinteraction.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its fiscal 2007 third quarter results. Those wishing to participate in the live call should dial (800) 240-6709 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 11099158 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

Discussion of Non-GAAP Financial Measures

Rainmaker Systems’ management evaluates and makes operating decisions using various performance measures. In addition to GAAP results, Rainmaker also considers adjusted net income and adjusted net income per share, which are referred to as non-GAAP net income and non-GAAP net income per share, and EBITDA. These non-GAAP measures are derived from the revenue generated by Rainmaker’s business and the costs directly related to the generation of that revenue, such as costs of services, sales and marketing expenses, technology expenses and general and administrative expenses, that management considers in evaluating the Company’s operating performance. Non-GAAP net income, non-GAAP net income per share and EBITDA exclude certain expenses that management does not consider to be related to the Company’s core operating performance.

Non-GAAP net income consists of net income including an adjustment intended to reflect the full amount of revenue on assumed contracts in connection with acquisitions and excluding equity plan-related compensation expenses and amortization of purchased intangible assets. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes that Rainmaker would accrue using a normalized effective tax rate applied to the non-GAAP results. The net revenue adjustment was $16,000 for the three months ended September 30, 2007 and related primarily to contracts assumed in connection with Rainmaker’s acquisition of ViewCentral in September 2006 and to a lesser extent its acquisition of CAS Systems in January 2007. Stock compensation adjustments were $487,000 for the three months ended September 30, 2007 and related to option award and restricted stock awards granted since the adoption of FASB Statement No. 123R, Share Based Payments, in January 2006. Amortization of intangible assets was $847,000 for the three months ended September 30, 2007 and related primarily to the prior acquisitions of Sunset Direct, Launch Project, Metrics Corp, ViewCentral, CAS Systems and Qinteraction. The tax effect of these adjustments was an expense of $333,000 for the three months ended September 30, 2007. See Exhibit A for a reconciliation of GAAP net income to non-GAAP net income.

Third quarter EBITDA was $1.5 million. EBITDA consists of net income excluding interest income or expense, income taxes, depreciation and amortization. Interest and other income was $448,000 for the three months ended September 30, 2007 and related primarily to interest earned on cash deposits offset by interest expense on term loans. Provision for income taxes was $159,000 for the three months ended September 30, 2007.

Non-cash charges for depreciation of property and equipment was $767,000 for the three months ended September 30, 2007. Non-cash charges for amortization of acquisition related intangibles was $847,000 for the three months ended September 30, 2007 and related primarily to our prior business acquisitions. See Exhibit B for a reconciliation of GAAP net income to EBITDA.

Non-GAAP net income, non-GAAP net income per share and EBITDA are supplemental measures of Rainmaker’s performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of liquidity. Rainmaker presents non-GAAP net income, non-GAAP net income per share and EBITDA because management considers them to be important supplemental measures of Rainmaker’s operating performance and profitability trends, and because management believes they give investors useful information on period-to-period performance as evaluated by management. Rainmaker believes that the use of these non-GAAP measures provides consistency and comparability with Rainmaker’s past financial reports and also facilitates comparisons with other companies in Rainmaker’s industry, a number of which use similar non-GAAP financial measures to supplement their GAAP results. Management has historically used non-GAAP net income, non-GAAP net income per share and EBITDA when evaluating operating performance because management believes that the inclusion or exclusion of the items described above provides an additional measure of the company’s core operating results and facilitates comparisons of the Company’s core operating performance against prior periods and the Company’s business model objectives. Rainmaker has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluation of the Company’s ongoing core operations.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform(SM) combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and they assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation and/or realignment of some client relationships, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
stevev@rmkr.com	rmkr@mkr-group.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$39,507	$21,996
Restricted cash	253	315
Accounts receivable, less allowance for doubtful accounts of $282 at September 30, 2007 and $233 at December 31, 2006	21,239	13,547
Prepaid expenses and other current assets	2,280	1,172

Total current assets	63,279	37,030
Property and equipment, net	8,432	4,293
Intangible assets, net	7,962	5,604
Goodwill	14,710	7,006
Other noncurrent assets	885	325

Total assets	$95,268	$54,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,485	$22,522
Accrued compensation and benefits	2,596	1,979
Other accrued liabilities	2,861	2,368
Deferred revenue	3,092	3,457
Current portion of capital lease obligations	—	2
Current portion of notes payable	1,458	1,500

Total current liabilities	36,492	31,828
Deferred tax liability	98	43
Long term deferred revenue	311	268
Notes payable, less current portion	1,333	417

Total liabilities	38,234	32,556

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 19,788,323 shares outstanding at September 30, 2007 and 15,088,294 shares outstanding at December 31, 2006	19	15
Additional paid-in capital	115,375	81,265
Accumulated deficit	(58,295)	(59,578)
Accumulated other comprehensive loss	(65)	—

Total stockholders’ equity	57,034	21,702

Total liabilities and stockholders’ equity	$95,268	$54,258

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$19,081	$12,219	$53,388	$34,556
Cost of services	9,998	6,231	27,666	17,315

Gross margin	9,083	5,988	25,722	17,241

Operating expenses:
Sales and marketing	1,578	1,034	5,006	2,658
Technology and development	2,856	1,487	8,004	4,116
General and administrative	3,166	1,745	8,026	5,594
Depreciation and amortization	1,614	797	3,951	2,283

Total operating expense	9,214	5,063	24,987	14,651

Operating income	(131)	925	735	2,590
Interest and other income, net	448	56	968	54

Income before income tax expense	317	981	1,703	2,644
Income tax expense	159	112	420	184

Net income	$158	$869	$1,283	$2,460

Basic income per share	$0.01	$0.06	$0.08	$0.19

Diluted income per share	$0.01	$0.06	$0.07	$0.18

Weighted average common share
Basic	18,849	13,921	16,976	13,049

Diluted	20,592	14,959	18,719	13,851

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating activities:
Net income	$1,283	$2,460
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,799	1,382
Amortization of intangible assets	2,152	901
Stock-based compensation expense	1,200	52
Provision for allowances for doubtful accounts	259	217
Loss on disposal of fixed assets	—	10
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(6,099)	(734)
Prepaid expenses and other assets	(823)	375
Accounts payable	3,205	1,349
Accrued compensation and benefits	225	272
Other accrued liabilities	(422)	696
Deferred tax liability	354	—
Deferred revenue	(493)	82

Net cash provided by operating activities	2,640	7,062

Investing activities:
Purchases of property and equipment	(2,770)	(1,073)
Restricted cash, net	62	119
Acquisition of business, net of cash acquired	(9,092)	354

Net cash used in investing activities	(11,800)	(600)

Financing activities:
Proceeds from issuance of common stock from option exercises	754	768
Proceeds from issuance of common stock from ESPP	46	23
Proceeds from issuance of common stock from warrant exercises	54	189
Net proceeds from issuance of common stock and warrants from private placement	—	5,312
Net proceeds from follow-on offering of common stock	27,243	—
Principal payment of notes payable	(1,125)	(3,125)
Principal payment of financing arrangements	—	(301)
Principal payment of capital lease obligations	(2)	(95)

Net cash provided by financing activities	26,970	2,771

Effect of exchange rate changes on cash:	(299)	—

Net increase in cash and cash equivalents	17,511	9,233

Cash and cash equivalents at beginning of period	21,996	9,746

Cash and cash equivalents at end of period	$39,507	$18,979

Supplemental disclosures of cash flow information:
Cash paid for interest	$167	$203

Cash paid for taxes	$82	$60

RAINMAKER SYSTEMS, INC.

EXHIBIT A

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) (1)

(In thousands, except per share)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net income – US GAAP basis	$158	$869	$1,283	$2,460
Net revenue adjustment (2)	16	23	149	23
Stock compensation adjustments (3):

Cost of services	106	3	264	7
Sales and marketing	89	11	239	19
Technology and development	61	2	145	5
General and administrative	231	5	552	21
Amortization of intangible assets (4)	847	366	2,152	901
Tax effect of adjustment (5)	(333)	(47)	(865)	(71)

Net income – Non-GAAP basis	$1,175	$1,232	$3,919	$3,365

Diluted weighted average shares outstanding	20,592	14,959	18,719	13,851

Non-GAAP diluted net income per share	$0.06	$0.08	$0.21	$0.24

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP net income, which excludes certain business combination accounting entries and expenses related to acquisitions as well as other expenses including stock-based compensation. As we have completed five acquisitions since January 1, 2005, we believe non-GAAP net income provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Non-GAAP net income is not meant to be considered in isolation or as a substitute for GAAP net income, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Business combination accounting rules require us to record the fair value of contracts assumed in connection with acquisitions. The non-GAAP adjustment is intended to reflect the full amount of revenue on assumed contracts that would have otherwise been recorded during the three and nine months ended September 30, 2007 which are related to our acquisitions of ViewCentral on September 15, 2006 and CAS Systems, Inc on January 25, 2007. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on these types of contracts, although we cannot be sure that customers will renew these contracts. These adjustments will continue through our fiscal year ending 2008.
(3)	Stock-based compensation: We adopted FASB Statement No. 123R, Share Based Payments, on January 1, 2006 under the modified prospective method. Statement 123R requires us to record non-cash operating expenses associated with stock option awards at their estimated fair values. Prior to our Statement 123R adoption, we recorded stock-based compensation expenses at intrinsic values. In accordance with the modified prospective method, our financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the changes in methodology to expense options at fair values in accordance with Statement 123R. Stock-based compensation expenses will recur in future periods.
(4)	We have excluded the effect of amortization of intangibles from our non-GAAP net income. We believe this helps investors understand a significant reason why our GAAP operating expenses increase following acquisitions. Investors should note that the use of intangible assets contributed to revenue earned during the period and will contribute to future revenue generation and should also note that these amortization expenses are recurring.
(5)	The income tax provision was calculated reflecting a normalized effective tax rate of 24.7% and 11.4% for the three months ended September 30, 2007 and 2006, respectively, and 24.7% and 7.3% in the nine months ended September 30, 2007 and 2006, respectively.

RAINMAKER SYSTEMS, INC.

EXHIBIT B

RECONCILIATION OF NET INCOME (LOSS) (U.S. GAAP) TO EBITDA (1)

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net income – US GAAP basis	$158	$869	$1,283	$2,460

Add:
Provision for income taxes	159	112	420	184
Non-cash charges for depreciation of property and equipment	767	431	1,799	1,382
Non-cash charges for amortization of acquisition related intangibles	847	366	2,152	901
Interest and other income	(448)	(56)	(968)	(54)

	1,325	853	3,403	2,413

EBITDA – Non GAAP basis	$1,483	$1,722	$4,686	$4,873

(1)	To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses. We believe EBITDA provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA internally to manage our business and make operating decisions.

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